                                                                     Exhibit L-5

                         SUMMARY OF LOST ECONOMY RATIOS

                         Interstate Energy Corporation

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                            Gasco de Novo - WPLH              NewGasCo. - IES              Tri-State Gas Co. - IPC

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                                          Percent of                      Percent of                      Percent of
                                          estimated                       estimated                       estimated
                                           loss of                         loss of                         loss of
                                          economies                       economies                       economies
                             Amount          to:            Amount            to:           Amount            to:
                         -------------   -----------     -------------   -----------     -------------   -----------

Operating Revenues       $144,000,000      10.80%        $144,377,806        9.84%        $43,669,329      11.56%

Operating Revenue
 Deductions/1/            133,242,000      11.68%         130,359,782       10.90%         34,148,636      14.78%

Gross Income/2/            19,199,000      81.04%          14,018,024      101.33%          9,520,693      53.03%

Net Income/2/              10,758,000     144.62%           9,751,955      145.66%          5,798,949      87.06%

Estimated Loss of
 Economies                 15,558,000                      14,205,142                       5,048,533
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NOTES

1  Excludes federal income taxes.

2  Before deducting federal income taxes.